EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS 2014
FOURTH QUARTER AND YEAR-END RESULTS

•	Fourth Quarter Revenue and Non-GAAP EPS Significantly
Exceeded Guidance;

•	Full Year Revenue, Gross Margin, and Non-GAAP Net Income and EPS Grew in 2014

FLANDERS, NEW JERSEY (February 2, 2015) - Rudolph Technologies, Inc. (NYSE: RTEC), a leading provider of process characterization equipment, lithography equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the fourth quarter and year ended 2014.

2014 Fourth Quarter Financial Highlights

•	Fourth quarter revenue of $49.6 million increased six percent sequentially and exceeded Company guidance, driven by strong metal metrology sales.

•	Gross margins remained strong at 52 percent for the quarter.

•	Non-GAAP net income of $4.5 million, or $0.13 per diluted share, also exceeded Company guidance.

•
The restructuring plan set forth during the fourth quarter is anticipated to reduce annual operating expenses by approximately $3.5 million to $4.5 million, and will optimize our cost structure and establish a stronger growth platform.

•	Company fourth quarter Book-to-Bill ratio was above 1.0 and exceeded the industry ratio.

2014 Year-End Financial Highlights

•	2014 revenue of $181.2 million increased over the prior year.

•	2014 gross margins of 53 percent increased as compared with 51 percent for 2013.

•	2014 GAAP net loss was $4.6 million, or $(0.14) per diluted share, impacted by $22.8 million in Non-GAAP charges; 2014 Non-GAAP net income was $10.4 million, or $0.31 per diluted share.

Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, “As demonstrated by our 2014 results, we have further strengthened our position as a total value-added solutions provider, combining product, services and software to solve customer problems. The fourth quarter marked a strong finish to the year, as revenue increased each quarter despite a volatile year. Like revenue, earnings per share also significantly exceeded guidance in the fourth quarter. Importantly, 2014 evidenced the financial benefits of our transformation strategy, resulting in sustainable cash flows from operations for the year, despite varying market cycles.”

Mr. McLaughlin added, “Looking ahead, we anticipate sector growth to be driven primarily by data integration and advanced packaging. While still in the early stages, advanced packaging is a critical enabler of mobile connectivity and an important growth driver for Rudolph. We are also gaining traction in lithography, and we see this as a growing part of our future. Our Lithography Systems

Group ended its second full year with 2014 revenues increasing over the previous year, and this morning, we announced the shipment of a JetStep® Advanced Packaging Lithography System to a new Outsourced Assembly & Test (OSAT) customer for fan-out advanced packaging applications. In addition, in the first quarter, we also plan to ship an evaluation JetStep System to a third OSAT customer for next generation copper pillar and Through-Silicon Via applications. The 3D Packaging market is fast-growing, and as the next generation of IC packaging and substrate assembly advances, we will help our customers meet the challenges of newly-developed processes now emerging in back-end manufacturing.”

Mr. McLaughlin concluded, “We remain confident that our strategy to diversify our offerings, customers, and end-markets will allow us to continue to uniquely manage cyclicality, maintain a strong balance sheet, and return capital to shareholders. By investing in both front and back-end solutions, Rudolph is well positioned to drive long-term growth and shareholder returns as our markets experience both cyclical and secular growth.”

Fourth Quarter 2014 Financial Results
Fourth quarter revenue totaled $49.6 million, a six percent increase compared with $47.0 million for the 2014 third quarter. During the fourth quarter, international sales represented approximately 57 percent of revenue, while domestic sales accounted for 43 percent. In the 2014 third quarter, international sales represented approximately 58 percent of revenue and domestic sales accounted for 42 percent. In the fourth quarter, revenue from front-end semiconductor customers accounted for approximately 61 percent of revenue and back-end customers accounted for 39 percent.

Fourth quarter gross margin was 52 percent of revenues, compared to 53 percent in the 2014 third quarter. Strong metrology margins in the fourth quarter were offset by a restructuring charge that negatively impacted gross margins in the quarter.

Operating expenses for the fourth quarter of 2014 totaled $22.1 million, compared with $20.5 million in the 2014 third quarter. R&D expenses for the fourth quarter totaled $10.1 million, compared with $9.6 million in the 2014 third quarter. SG&A expenses for the fourth quarter totaled $11.5 million, compared with $10.3 million in the third quarter of 2014. The increase in both R&D and SG&A operating expenses was mainly due to a restructuring charge recorded in the fourth quarter that included the planned closing of the Company’s German operations.

GAAP net income for the fourth quarter of 2014 was $1.5 million, or $0.04 per diluted share, compared with GAAP net loss of $998 thousand, or $(0.03) per diluted share, for the third quarter of 2014. The fourth quarter GAAP net income included $4.5 million in Non-GAAP charges, as detailed in the attached Reconciliation of GAAP to Non-GAAP Financial Measures. Excluding those items, fourth quarter 2014 Non-GAAP net income was $4.5 million, or $0.13 per diluted share, compared to $3.5 million, or $0.10 per diluted share, in the 2014 third quarter.

Balance Sheet Strength
At December 31, 2014, cash and marketable securities totaled $157.0 million, compared with $162.5 million at the end of the 2014 third quarter. Accounts receivable increased slightly to $51.6 million and inventory decreased to $63.3 million as of December 31, 2014. Working capital was $254.5 million at December 31, 2014.

Share Repurchase
During the fourth quarter, the Company purchased approximately 1.1 million shares of Rudolph stock under its authorized repurchase program, bringing the total shares repurchased under the plan to approximately 1.4 million for 2014.  The cost of fourth quarter repurchased shares totaled $10.5 million.  In addition, on January 28, 2015 the Board of Directors reloaded an additional 1.4 million shares into the existing repurchase plan, bringing the total current authorization back to 3 million shares.

Conference Call
Rudolph Technologies will discuss its 2014 fourth quarter and year end results and other matters on a conference call it is hosting today at 4:30 PM EST. To participate in the call, please dial (855) 629-3857 (Domestic) and (678) 509-8772 (International), reference Conference ID # 70196974 at least five (5) minutes prior to the scheduled start time. A live webcast will also be available on the Company’s website at www.rudolphtech.com.

To listen to the live webcast, please go to the website at least fifteen (15) minutes early to register, download and install any necessary audio software.

There will be a replay of the conference call available from 7:30 pm EST on February 2 until 11:59 pm EST on February 9, 2015. To access the replay, please dial (855) 859-2056 (Domestic) or (404) 537-3406 (International) at any time during that period and use Conference ID 70196974.

A replay will also be available on the Company’s website at www.rudolphtech.com.

2015 Analyst Event (February 4, 2015 / New York Stock Exchange)
Rudolph Technologies will host its Annual Analyst Event on February 4, 2015 at the New York Stock Exchange (New York City). The 2015 Analyst Event will highlight Rudolph’s evolution as a front-end and back-end value-added solutions provider by combining product services and software to solve customer problems. We will discuss market trends and industry challenges that Rudolph’s customers face, and the differentiated solutions Rudolph affords them to accelerate their process development. Speakers will be the General Managers from each of the business units.

Financial analysts, institutional investors and industry analysts interested in attending the event in person should contact Rudolph’s Investor Relations for registration information.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the amortization of intangible assets, the impact of litigation fees, acquisition related costs, restructuring charges and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company’s operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company’s expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company’s website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph’s business momentum and future growth; the benefit to customers of Rudolph’s products and customer service; Rudolph’s ability to both deliver products and services consistent with our customers’ demands and expectations and strengthen its market position; Rudolph’s expectations regarding savings from restructuring operations and expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph’s control. Such factors include, but are not limited to, the Company’s ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; the strength/weakness of the back-end and/or front-end semiconductor market segments; and fluctuations in customer capital spending. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph’s Form 10-K report for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph’s current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact: Investors: Steven R. Roth Senior Vice President & CFO 973.448.4302 steven.roth@rudolphtech.com	Guerrant Associates Laura Guerrant-Oiye Principal 808.882.1467 lguerrant@guerrantir.com Trade Press: Amy Shay 952.259.1794 amy.shay@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	December 31, 2014	December 31, 2013
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$156,985	$167,372
Accounts receivable, net	51,603	53,437
Inventories	63,344	61,351
Prepaid and other assets	18,389	14,804
Total current assets	290,321	296,964
Net property, plant and equipment	12,938	13,058
Intangibles	31,537	34,017
Other assets	31,841	27,323
Total assets	$366,637	$371,362

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$17,747	$12,772
Other current liabilities	18,119	18,918
Total current liabilities	35,866	31,690
Senior convertible notes	54,773	51,751
Other non-current liabilities	8,670	8,918
Total liabilities	99,309	92,359
Stockholders’ equity	267,328	279,003
Total liabilities and stockholders’ equity	$366,637	$371,362

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Revenues	$49,591	$44,485	$181,218	$176,238
Cost of revenues	23,936	21,612	85,730	85,506
Gross profit	25,655	22,873	95,488	90,732
Operating expenses:
Research and development	10,099	9,622	40,576	39,994
Selling, general and administrative	11,471	10,717	53,799	41,542
Amortization	515	662	2,422	2,592
Total operating expenses	22,085	21,001	96,797	84,128
Operating income (loss)	3,570	1,872	(1,309)	6,604
Interest expense, net	1,367	1,408	5,317	5,079
Other (income) expense	(307)	45	65	(8)
Income (loss) before income taxes	2,510	419	(6,691)	1,533
Provision (benefit) for income taxes	1,016	(1,635)	(2,051)	(1,925)
Net income (loss)	$1,494	$2,054	$(4,640)	$3,458

Net income (loss) per share:

Basic	$0.05	$0.06	$(0.14)	$0.11
Diluted	$0.04	$0.06	$(0.14)	$0.10

Weighted average shares outstanding:

Basic	32,882	32,951	33,124	32,783
Diluted	33,504	33,539	33,124	33,388

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

GAAP operating income (loss)	$3,570	$1,872	$(1,309)	$6,604
Non-GAAP adjustments:
Acquisition related expenses	—	—	773	—
Amortization of intangibles	515	661	2,422	2,591
Litigation costs	214	238	10,591	1,215
Restructuring expenses	2,313	322	2,726	322
Share-based compensation	1,501	1,071	6,242	4,106
Total non-GAAP adjustments	4,543	2,292	22,754	8,234
Non-GAAP operating income	$8,113	$4,164	$21,445	$14,838

GAAP net income (loss)	$1,494	$2,054	$(4,640)	$3,458
Total non-GAAP adjustments	4,543	2,292	22,754	8,234
Income tax effect of non-GAAP adjustments (1)	(1,576)	(1,326)	(7,748)	(2,956)
Non-GAAP net income	$4,461	$3,020	$10,366	$8,736

Net income per share:
Basic	$0.14	$0.09	$0.31	$0.27
Diluted	$0.13	$0.09	$0.31	$0.26

1) For the twelve month periods ended December 31, 2014 and 2013, the non-GAAP adjustments were taxed at a marginal tax rate of 34.1% and 35.9%, respectively.
####